Exhibit 10.5

AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of July, 2008 by and among ZBB ENERGY CORPORATION, a Wisconsin corporation (the “Corporation”), and SCOTT SCAMPINI (“Scampini”).

WITNESSETH

WHEREAS, the Corporation and Scampini desire to set forth in this Agreement the terms and conditions under which Scampini is to be engaged by the Corporation.

NOW, THEREFORE, the Corporation and Scampini, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

ARTICLE I

Term

The term of the Scampini’s engagement under this Agreement shall commence effective as of the date set forth in Section I of Exhibit A attached hereto and shall, except as it may otherwise be subject to termination hereunder, continue thereafter for the period of time set forth in Section I of Exhibit A attached hereto. The term of this Agreement shall renew automatically for successive terms of one year each unless either party elects not to renew this Agreement by delivery of written notice to the other party not less than ninety (90) calendar days prior to the end of the then current term.

ARTICLE II

Duties

During the term of Scampini’s engagement hereunder, the Corporation shall engage the Scampini and Scampini shall serve the Corporation in such capacity and with such powers and duties as are set forth in Section II of Exhibit A attached hereto. The Board of Directors and CEO of the Corporation may, at its discretion, from time to time prescribe amended duties for Scampini. Scampini shall devote his efforts to the business affairs of the Corporation and shall faithfully and to the best of his ability perform his duties hereunder. However, Scampini’s work schedule will be flexible in nature as long as there is no conflict with his assigned duties.

ARTICLE III

Compensation

3.1 Salary, Benefits and Bonus. During the term of Scampini’s engagement hereunder, Scampini shall be entitled to receive the compensation, fringe benefits and bonus set forth in Section III of Exhibit A attached hereto. Scampini acknowledges that he shall have no vested rights in any such fringe benefit programs except as expressly provided under the terms thereof and that such programs may, at the Company’s discretion, be modified or terminated as well as supplemented at any time during the term of Scampini’s engagement hereunder.

ARTICLE IV

Termination

4.1 Causes for Termination. Notwithstanding the term set forth in Article I, above, Scampini’s engagement hereunder shall be terminated prior to the expiration of the then current term upon the occurrence of any of the following events:

4.1.1 In the event of the Scampini’s death.

4.1.2 In the event of the Disability of Scampini. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Company. If there is any dispute as to whether Scampini has a Disability as defined in this Section 4.1.2, such question shall be submitted to a licensed physician for the purpose of making such determination. An examination of Scampini be made within thirty (30) calendar days after written notice by the Corporation or Scampini to the other by a licensed physician agreeable to the Corporation. Scampini shall submit to such examination and provide such information that such physician may request and the determination of such physician as to the question of Scampini’s Disability shall be binding and conclusive on all parties concerned for purposes of this Agreement.

4.1.3 Upon the commission of any of the following acts by Scampini:

(a) The failure of Scampini to perform his duties for the Corporation (other than by reason of illness).

(b) Use of alcohol or drugs in such a manner as to interfere with the performance of Scampini’s duties for the Corporation.

(c) Willful conduct by Scampini which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

(d) Conviction of Scampini of a felony or misdemeanor which, in the reasonable judgment of the Board of Directors of the Corporation, is likely to have an adverse effect upon the business or reputation of Scampini or the Corporation, or which substantially impairs Scampini’s ability to perform his duties for the Corporation.

(e) Breach by Scampini of any agreement with the Corporation concerning noncompetition, nonsolicitation or the confidentiality of trade secrets or proprietary or other information.

4.2 Consequences of Termination. In the event of the termination of Scampini’s engagement with the Corporation, the following shall occur:

4.2.1 If Scampini’s engagement is terminated prior to the expiration of the then current term of this Agreement pursuant to the provisions of Section 4.1.1 or 4.1.2, above, (a) the Corporation shall pay to Scampini or Scampini’s estate, as the case may be, all compensation accrued under Article III, above, to the date of termination, (b) the Corporation shall pay to Scampini, or Scampini’s estate, as the case may be, an amount equal to Scampini’s annual compensation paid to him in the one (1) year period immediately prior to his termination, which shall be payable in twelve (12) equal consecutive monthly installments commencing upon the first day of the month following Scampini’s death or Disability, (c) the Corporation shall continue to pay the full cost of Scampini’s health insurance plan (as identified in exhibit 1) on behalf of Scampini and his dependents for the twelve (12) month period following the date of termination (d) the Corporation shall cause all unvested benefits, if any, awarded to Scampini prior to the termination of his engagement under any equity, stock or other option program of the Corporation (collectively, the “Option Plans”) to vest and become immediately exercisable by Scampini.

4.2.2 If Scampini is terminated prior to the expiration of the then current term of this Agreement pursuant to the provisions of Section 4.1.3, above, or if Scampini terminates the engagement for any reason, (a) the Corporation shall pay to Scampini all compensation accrued under Article III, above, to the date of termination, (b) Scampini shall be entitled to receive all benefits accrued to the date of termination of the Scampini’s engagement with the Corporation, all in accordance with the terms of such benefit plans including, without limitation, any forfeiture provisions set forth in such plans, and (c) all vested benefits, if any, held by Scampini on the date of his termination under the Option Plans shall become immediately exercisable by Scampini.

4.2.3 If the Corporation terminates Scampini prior to the expiration of the then current term of this Agreement for any reason other than as set forth in Sections 4.1.1, 4.1.2 or 4.1.3, above, and such termination qualifies as a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (a) the Corporation shall continue to pay Scampini his annual base compensation which he received pursuant to Article III, above, in the year immediately preceding the date of his termination of engagement with the Corporation, for the greater of twelve (6) months or the remaining term of the Agreement payable in accordance with regular practices, (b) the Corporation shall pay any health insurance coverage under the group health insurance plan as identified in exhibit I on behalf of Scampini and his dependents for the six (6) month period following the date of termination. (c) all vested or unvested benefits, if any, which Scampini was entitled to receive during the term of this Agreement under the Option Plans shall vest and become immediately exercisable.

ARTICLE V

Confidentiality; Return of Records

5.1 Confidentiality Obligations. During the term of Scampini’s engagement hereunder, Scampini will not directly or indirectly use or disclose any Confidential Information or Trade Secret of the Corporation, except in the interest and for the benefit of the Corporation. After the end, for whatever reason, of Scampini’s engagement with the Corporation, Scampini will not directly or indirectly use or disclose any Trade Secret of the Corporation unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 5.2.3, below. For a period of eighteen (18) months following the end, for whatever reason, of Scampini’s engagement with the Corporation, Scampini will not directly or indirectly use or disclose any Confidential Information of the Corporation, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 5.2.3, below.

5.2 Definitions.

5.2.1 Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law.

5.2.2 Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Corporation or provided to the Corporation by its customers that is not known generally to the public or the Corporation’s competitors. Confidential Information includes but is not limited to: (i) inventions, product formulations and specifications, information about products under development, research, development or business plans, production processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of materials and production costs, personnel information and business records; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Corporation.

5.2.3 Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Scampini to have been known by Scampini prior to Scampini’s engagement by the Corporation; (ii) is or becomes generally available to the public through no act or omission of Scampini; (iii) is obtained by Scampini in good faith from a third party who discloses such information to Scampini on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Scampini outside the scope of Scampini’s engagement without use of Confidential Information or Trade Secrets.

5.3 Return of Records. Upon the end, for whatever reason, of Scampini’s engagement with the Corporation or upon request by the Corporation at any time, Scampini shall immediately return to the Corporation all documents, records, and materials belonging and/or relating to the Corporation and all copies of all such materials. Upon the end, for whatever reason, of Scampini’s engagement with the Corporation or upon request by the Corporation at any time, Scampini further agrees to destroy such records maintained by him on his own computer equipment and to certify in writing to the Corporation that such destruction has occurred.

ARTICLE VI

Customer Non-Solicitation

6.1 Restrictions on Competition.

6.1.1. During the term of Scampini’s engagement hereunder, Scampini shall not directly or indirectly compete against the Corporation, or directly or indirectly divert or attempt to divert Customers’ business from the Corporation.

6.1.2. For eighteen (18) months following the end, for whatever reason, of Scampini’s engagement with the Corporation, Scampini agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the goods, products or services offered by the Corporation, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Corporation.

6.2 Definitions.

6.2.1 Customer. The term “Customer” shall mean any individual or entity for whom/which the Corporation has provided goods, products or services.

6.2.2 Restricted Customer. The term “Restricted Customer” means any individual or entity (i) for whom/which the Corporation provided goods, products or services and (ii) with whom/which Scampini had direct contact on behalf of the Corporation, or about whom/which Scampini acquired non-public information in connection with his engagement by the Corporation, during the 12 months preceding the end Scampini’s engagement with the Corporation.

ARTICLE VII

Restricted Services

7.1 Restricted Services Obligation. For eighteen (18) months following the end, for whatever reason, of Scampini’s engagement with the Corporation, Scampini agrees not to directly or indirectly provide Restricted Services to any Competitor, and not to directly or indirectly provide any Competitor with any advice or counsel concerning the Restricted Services, in the United States or any other country in which the Corporation or its subsidiaries designed, manufactured or sold utility energy storage applications and devices of the type or substantially similar to the type of such applications and devices designed, manufactured or sold by the Corporation and its subsidiaries during the twelve (12) months preceding the end of Scampini’s engagement with the Corporation.

7.2 Definitions.

7.2.1 Restricted Services. The term “Restricted Services” means services of the type or substantially similar to the type of services Scampini provided to the Corporation during the twelve (12) months preceding the end of the Scampini’s engagement with the Corporation.

7.2.2 Competitor. The term “Competitor” means any business, incorporated or otherwise, which designs, manufactures or sells utility energy storage applications and devices of the type or substantially similar to the type of such applications and devices designed, manufactured or sold by the Corporation and its subsidiaries during the twelve (12) months preceding the end of Scampini’s engagement with the Corporation.

ARTICLE VIII

Non-Solicitation

During the term of Scampini’s engagement hereunder and for eighteen (18) months thereafter, Scampini shall not directly or indirectly encourage any Corporation employee to terminate his/her employment with the Corporation or solicit such an individual for employment outside the Corporation.

ARTICLE IX

Assignment and Disclosure of Inventions and Patents

Scampini hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to any and all Inventions (as hereinafter defined) and agrees that all Inventions are or shall become the sole and exclusive property of the Corporation and that only the Corporation shall have the right to use, sell, license, assign or otherwise exploit such Inventions and products, articles, commodities, methods or processes employing them. Scampini shall make a full and complete written disclosure of any and all Inventions to the Corporation and shall promptly execute and deliver to the Corporation all documents which the Corporation may deem necessary or appropriate to effect a valid assignment of Scampini’s right and title to any Invention to the Corporation or to prepare, file or prosecute any domestic or foreign patent application in connection therewith. Scampini further agrees to fully cooperate with the Corporation and to take such actions as the Corporation may request, including testimony in patent or other legal proceedings, in connection with the protection, establishment and/or enforcement of the Corporation’s rights to any such Invention and/or to permit the Corporation to reduce the same to practice. The Corporation agrees to reimburse Scampini for any out-of-pocket expenses expended by Scampini in complying with the provisions of this Article VI. In addition thereto, the Corporation shall pay to Scampini an amount equal to Two Hundred Fifty Dollars ($250.00) for each patent application prepared and filed with respect to an Invention conceived by Scampini which constitutes a trade secret of the Corporation. For purposes hereof, an “Invention” shall mean any idea, innovation, discovery, process, design, development, improvement, application, technique or invention, whether patentable or not, which in any way affects or relates to, or which is or may become capable of being used in the business of the Corporation and which Scampini may, either wholly or in part, and either solely or jointly with others, conceive, make or secure or may have conceived, made or secured at any time during the period of time he is employed by the Corporation or the Corporation’s predecessor entity or during the six (6) month period following termination of his engagement with the Corporation.

ARTICLE X

Expenses

During the term of Scampini’s engagement hereunder, the Corporation shall pay or reimburse Scampini for all reasonable and necessary business expenses incurred by Scampini in the interest of the Corporation in accordance with the Corporation’s reimbursement policies in effect from time to time. Scampini shall be required to submit an itemized account of such expenditures and such proof as may be necessary to establish to the satisfaction of the Corporation that the expenses incurred by Scampini were ordinary and necessary business expenses incurred on behalf of the Corporation.

ARTICLE XI

Waiver of Breach

The waiver by the Corporation of any breach of any provision of this Agreement by Scampini shall not be deemed a waiver by the Corporation of any subsequent breach.

ARTICLE XII

Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given and received in all respects when personally delivered or three (3) days after when deposited in the United States mail, certified mail, postage prepaid, return receipt requested and addressed to the principal office of the Corporation or the last know residence address of Scampini, as the case may be.

ARTICLE XIII

Assignment

This Agreement may be assigned by the Corporation without the written consent of Scampini. Scampini may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of the Corporation.

ARTICLE XIV

Complete Agreement; Amendment

This Agreement and the Exhibits attached hereto contain the full and complete understanding and agreement of the parties hereto and supersedes all prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, amended, terminated or discharged orally.

ARTICLE XV

Governing Law; Miscellaneous

15.1 This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be governed by and determined in accordance with the internal laws of Wisconsin. Scampini agrees that any disputes arising out of this agreement shall be adjudicated in any state or federal court located in Milwaukee, Wisconsin having subject matter jurisdiction. Scampini hereby agrees, and waives any objection to the venue of Milwaukee, Wisconsin (including forum non conveniens) for any such action.

15.2. Scampini certifies that he has not, and will not, disclose or use during his time as engaged by the Corporation, any confidential information which Scampini acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Scampini became engaged by the Corporation.

15.3 By entering into this Agreement, Scampini acknowledges the nature of the Corporation's business and the nature and scope of the restrictions set forth in Articles V, VI, VII and VIII including specifically Wisconsin’s Uniform Trade Secrets Act, presently Section 134.90, Wis. Stats. Scampini acknowledges and represents that the scope of the restrictions are appropriate, necessary and reasonable for the protection of the Corporation’s business, goodwill, and property rights. Scampini further acknowledges that the restrictions imposed will not prevent Scampini from earning a living in the event of, and after, the end, for whatever reason, of Scampini’s engagement with the Corporation. Nothing in this Agreement shall be deemed to prevent Scampini, after termination of Scampini’s engagement with the Corporation, from using general skills and knowledge gained while engaged by the Corporation.

15.4 Scampini agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any future or prospective employer. Scampini further agrees that the Corporation may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

15.5 Notwithstanding any termination of this Agreement, Scampini, in consideration of his engagement hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Scampini’s engagement at the corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

ZBB ENERGY CORPORATION

By:

/s/ Robert J. Parry

/s/ Scott W. Scampini

EXHIBIT A

SECTION 1. TERM

The term of Mr. Scampini’s (Scampini) under this Agreement shall commence effective as of July 1, 2008 and shall, except as it may otherwise be subject to termination under Article IV of this Agreement, continue thereafter for a period of three (3) years.

SECTION II POSITION AND DUTIES

Scampini shall be engaged by the Corporation in the capacity of Chief Financial Officer of ZBB Energy Corporation and in such capacity shall have responsibility for the management and control of the operations of the Corporation and its subsidiaries as identified by the company’s CEO and, subject to the authority of, and reporting to, the Corporation’s Board of Directors.

SECTION III COMPENSATION, BENEFITS AND BONUS

Salary. The Corporation shall pay to Scampini compensation of three thousand and no /100 Dollars ($3,000) per week and shall be payable every other week ($6,000) by check to S.W Scampini, S.C. This amount will be reviewed on June 30th of each year the contract is in effect. The Corporation and Scampini can elect jointly to renegotiate the terms and conditions of this agreement at any time during the course of this agreement if the Corporation and Scampini agree that Scampini should move to full employment status.

Scampini will have no specific vacation allocation. This arrangement will be in effect as long as the CFO duties identified by the companies CEO are fulfilled. Presently Scampini shall waive the right to participate in any individual or group life insurance, qualified pension or profit sharing plan or any other fringe benefit program which the Corporation may from time to time make available to its key executive employees. The Corporation recognizes Scampini is a key executive and as such will be eligible to participate in the Corporation’s stock option plans pursuant to their terms as created by the Corporation from time to time. Such stock entitlement benefits shall include, but shall not be limited to, the proposed stock entitlement benefits set forth on Annex I attached hereto.

D&O Insurance. In the event the Corporation maintains a Directors and Officers Insurance Policy, the Corporation shall cover Scampini to the same extent as other key executives and directors of the Corporation covered thereunder.

Bonus.  Scampini may be eligible to earn an annual performance-based bonus for each calendar year during which Scampini is engaged by the Corporation, the terms and conditions of which, as well as Scampini’s entitlement thereto, shall be determined annually in the sole discretion of the Corporation’s Board of Directors (“Performance Bonus”). Any Performance Bonus payable hereunder shall be paid following year not later than 30 calendar days following the Corporation’s receipt of its annual audited financial report.